EXHIBIT 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, May 27, 2021	(302) 883-6592

DOVER MOTORSPORTS, INC REPORTS

CLOSING ON NASHVILLE PROPERTY

Dover Motorsports, Inc. (NYSE: DVD) reports that on May 26, 2021, we closed on the sale of approximately 350 acres of property near our Nashville Superspeedway pursuant to an agreement with an entity owned by Panattoni Development Company. Proceeds from the sale, less closing costs, were approximately $14.35 million. The purchaser had previously paid to us a $500,000 deposit that was credited to the purchase price. Net proceeds after taxes are estimated to be approximately $12 million. None of the acreage sold extends to the land on which our superspeedway is sited and the Company continues to hold approximately 650 acres of commercial real estate, including the superspeedway.

* * *

Dover Motorsports, Inc. is a promoter of NASCAR sanctioned motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.